UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

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MEDICAL ALARM CONCEPTS , INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-153290	26-3534190
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 West Church Road, Suite B, King of Prussia, PA, 19406
(Address of Principal Executive Offices) (Zip Code)

(877) 639-2929
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On January 31, 2013, Company CEO, Ronnie Adams, held a conference call to update investors on corporate activities. Due to technical difficulties on the call, some investors who dialed into the call may have missed sections of the call or the entire call.

The Company is providing the script of Mr. Adams’s comments to insure all investors have equal access to the information provided. These comments are included below.

Script of January 31, 2013 conference hosted by Ronnie Adams, CEO of Medical Alarm Concepts Holding, Inc.

Hello. This is Ronnie Adams and I am the CEO of Medical Alarm Concepts. First of all, I want to thank everyone for taking time out of their busy lives to dial into today's conference call. We have a lot of important topics to cover and we are going to dive right in. After my prepared remarks, I will answer some of the questions that have been e-mailed to us and then we will open up the floor for questions from investors.

Let's get started:

First of all would like to talk a little bit about the history of the company - where we have been - and what has happened during the past year. I think this will give everyone a really good background on some of the obstacles we have faced and what we have done to break down these obstacles to get to the level of success we are currently realizing. I think you will agree that the Medical Alarm Concepts of today is vastly different than even just a few short months ago.

The company was organized back in the beginning of 2009 and rather than acquiring a shell company in which to merge, we went through the added expense and time involved in actually filing documents with the Securities and Exchange Commission. The company at that time was financed with a great deal of convertible debt that contained a lot of toxic features. In hindsight, it clearly wasn't the best structure for a public company and as a result of this financing that was put in place - along with several other issues - the company failed to develop a robust growth rate during its first few years of operation.

Since that time we've spent a lot of time and money turning the company around. And, as a result, I am happy to say that today Medical Alarm Concepts is experiencing a robust growth rate, quality relationships with quality customers, a significantly improved balance sheet - and most importantly - the company has now reached operational positive cash flow status. Simply put - we are now operating in the black for the first time in our company history.

Let’s move on now to talk a little bit about our product - Our product is called the MediPendant. It is a personal emergency medical alarm that is mainly purchased by middle-age adults for their elderly parents. While it is primarily a device for older people, there is also a market for those who are disabled. We have a unique spin on the product category. Approximately 95% of all of the medical alarms that are currently being sold in the United States are the older style technology that requires the user to speak and listen to a central base station unit. If the user of one of these older generation products is not within speaking or listening distance of this base station, the user may not be heard by the monitoring center. Our product is very different. It enables the wearer to simply speak and listen through the pendant in the event of an emergency. The MediPendant is designed to be worn in the bath or shower and offers a 600-foot range so that the wearer can operate the unit from virtually anywhere within their home or front or back yards. Time and time again we get comments from our customers about the convenience and comfort they receive by knowing that they will be able to reach help in an emergency by simply hitting the button and then simply listening and speaking directly through the pendant. The technology is so flexible that the EMT Trained operators can even link a son, daughter or other loved one into the emergency call in real time. Other devices simply cannot match the features and functions of our unit. An additional major capability of our product is the use of voice prompts. This is a patented technology that upon pushing the button for an emergency call, the unit provides feedback to the wearer in the form of a voice prompt letting the user know that the emergency call is being completed. This is a very advanced feature and one that separates us from our competition.

The other good news about the MediPendant product is the very high quality we are receiving from our factory. The units are working almost flawlessly and our return rate relative to defective merchandise is almost zero. In many ways we could argue that the product is over-engineered. It is extremely durable, very reliable and we are very, very happy with a long battery life we are currently getting out of the units. Once a customer receives these units the return rate is incredibly low - it continues to astound us.

Let's discuss the specific actions and programs we have put in place to restore the company to a robust revenue growth rate and move us into positive cash flow status.

First of all - It is important to outline the major retail success we have experienced over the past few months. Near the end of December of 2011 we announced that we would be offering our products on the website of one of the largest retailers in the country. This retailer, which is Costco, is one of the largest retailers not only in the states, but throughout the world - they currently have approximately 60,000,000 customers worldwide. Our relationship with this retailer has been very strong and sales are occurring on a daily basis. Customer return rates are very low and customer satisfaction is very high. We believe the relationship with this retailer remains very strong and we are certainly happy with what we have seen so far. We will soon start an additional promotional programs with Costco, which will involve both e-mail marketing and mailers to the Costco customer base. We conducted a similar promotion during November that produced sales of approximately 600 units for the company, but we are hoping to do even better on these two promotions.

This talk little bit about the business arrangement for this distribution agreement, as I want to point out something that is important about sales process and our revenue stream relative to this account.

As many of you know, the sale of a personal medical alarm usually involves collecting monthly fees for the monitoring of the service. Costco customers get very special pricing. The retail price includes a MediPendant unit and six months of monitoring services. This pricing is important as it allows us to be cash flow positive from day one. This is not usually the case in the medical alarm business as it is necessary to first pay for the manufacturing of the unit, shipping costs, customer acquisition costs and all of the other costs associated with the new sale. The fact that we are cash flow positive from day one on sales from one of the country's largest retailers has helped improve our business operations very significantly. We are currently gearing up to acquire more inventory to meet the ongoing demand we are seeing from our retail operations. We are very pleased with this retail program.

Let’s move on now to our next distribution channel for discussion - which is the international marketplace. We recently began shipping units to an operator in Denmark and we are currently working to begin distribution into Ireland. Some of you may have noticed the press release we issued relative to our upcoming entrance into the Chinese market. We are working on the final touches of an agreement with JTT-EMS, which is a company located just outside of Beijing. We recently visited the company's operations in China and, as a result, both parties have decided to move forward with an initial product offering in the People's Republic of China. We are also discussing an additional equity investment in the company by JTT. We do not yet have any developments to report relative to this equity financing, but we will keep you posted as events occur. We are expecting a good steady growth rate from our international markets during 2013 and we believe there are probably a couple of other countries that will start shipping to during this year.

We also sell our product through Internet marketing and this is an area that has undergone constant change. Frankly, we really haven't dialed in the complete formula for Internet sales and our customer acquisition cost still remain relatively high, although they have come down recently. This is a major area of focus for us over the next few months and we have recently contracted with a new web developer to modify our websites to improve our customer conversion ratios. We think Internet marketing is the low hanging fruit for us, but it is one we haven't yet optimized. It clearly offers tremendous upside potential for us over the coming months.

We are also beginning to work with outside call centers, several of which have expressed strong interest in marketing our products. This week we are beginning testing with a new and extremely large call center operation located in Omaha Nebraska. We have a unique financing arrangement in place that will enable us to monetize these contracts rather quickly and will enable us to afford the inventory that may be needed should the program really take off. It is too early to tell exactly what is going to happen with this new call center program, but we are very encouraged by the possibilities and will keep everyone posted as developments occur. About two months ago we launched our first call center sales function and that effort produced some strong results for us. This new call center is considerably larger and it database capabilities are much stronger, so we are excited about the possibilities for even faster revenue growth as it comes on line.

Let’s talk a little bit about other contracts on which we are currently bidding. We don't want to put the cart before the horse on these - but we do think it is worthwhile to give you a little bit of the peak on some of the “elephants” we are currently hunting relative to our sales programs. We are currently working with a couple of hospital chains that have expressed interest in offering the MediPendant product to those who are being checked out of the hospital. We are also working with several international customers as I indicated previously. Most importantly, we are currently working with a large insurance carrier that could significantly change the entire face of the company should we land this contract. Like I indicated previously, it is simply too early to tell if we will land these deals, but were working hard to gain these customers and any of these would significantly propel our revenue growth during 2013 and beyond. There are surely a lot of moving parts to closing this business and we want to be clear that were not promising anything, but were excited about the prospects. We'll keep you posted on developments relative to this area. These are big opportunities for our company.

We have talked a little bit about our unique features of our product - and we have talked about where were selling the MediPendant and the successes we are currently realizing.

Now let’s switch gears in talk about our financials.

Toward the end of 2011 Medical Alarm Concepts it was in dire straits. We were out of cash. At that time we were forced with the decision to either close the doors or to forgo the accounting and auditing functions in order to save money. We chose to forgo the reporting process in order to survive. It is a decision I do not regret as the gamble paid off big-time and as a result we are now profitable with a very strong growth rate. The downside, however, was that we fell out of fully reporting status and this worried a lot of our investors. We took these concerns to heart and as soon as we were able to restore our bookkeeping and accounting functions we made a commitment to become fully reporting once again. As you can see from the press releases we issued over the past couple weeks we have now provided several full disclosure statements, which provides approximately 75 pages of disclosures.

Additionally we have provided full financials for fiscal year ending 2011, fiscal year ending 2012, and yesterday we issued a press release with the September 2012 results. Over the next couple of weeks we will have our December 2012 quarter reported, but officially those numbers are not due until February 15th. We have also now retained the services a highly qualified CPA who has already begun the process of digging into our financials, to not only prepare the past financials, but to also install new financial control systems that will make the process of reporting financial results much easier as we move forward. We are very happy to have this individual on board as his experience is extensive with accounting, finance, financial control systems, and SEC financial reporting.

As many of you know it is very expensive for small companies to retain fully reporting status, but it is something that we are committed to and we have made great strides over the past couple of months to release the financial information our investors are demanding. We expect all of you will see a lot more financial reporting from us moving forward.

While we are very happy to have released this historic financial information, I think it is worthwhile to point out that it simply does not reflect what is happening within our business operation. For all the quarters completed prior to the beginning of this calendar year, the company reported losses - and these are the numbers that you'll see if you review our recent announcements. What is important to point out here is that things have changed rapidly over the past few months. As a result of the investments made into the company, we have been able to pay off the vast majority of our trade payables, improve our working capital balances, and most importantly acquire inventory to meet our growing customer demand.

We are now expecting to be profitable on a cash flow basis moving forward - our monthly recurring revenues are already exceeding our monthly expenses and this monthly recurring revenue base grows each day as we acquire customers through our Internet marketing efforts, our retail partnership, and through our call center functions. Just before going into the question and answer session, I will provide you with some thoughts as to our level of revenue obtainment for calendar year 2013. So please stay tuned.

While I have given you a lot of very positive information about Medical Alarm Concepts, I also want to openly discuss some of our failures over the past couple of years. I have never been a manager who has been particularly afraid of failure, as I believe it is necessary in the small business environment to be aggressive in your marketing programs. Sometimes this works out great - and sometimes it doesn't.

I can say for sure that we have our fair share of failures, but fortunately our recent successes significantly outweigh anything that we have not done well. Near the end of 2011 we proposed a merger with a company call FirstFitness. We ended up not doing that deal because it would have so significantly diluted common shareholders and the stock holdings of the management team that it just did not seem to be worth it. There was a good reason it wasn't worth it. When the deal was originally proposed our business opportunities were not nearly as robust as we had wanted. As we progressed toward the closing of the merger we began to see the light at the end of the tunnel relative to the turnaround of our business. As a result, we decided not to move forward with the merger. We also did some exploratory marketing for a fuel additive product called MotorBooster. We acquired some inventory and did some initial test marketing, which produced some mixed results. Additionally, we did some additional testing on the product that also produced some mixed results. As a result, we decided not to move forward with that product. With our MediPendant business beginning to turn around the choice was clear that we should stick with our knitting and move forward with our MediPendant sales programs. I am very happy we made these decisions, as I indicated previously indicated, we are now well on our way toward success. All of those events are now in the past and we put them well behind us - we have written off the inventory from our previous projects, so they will have no effect on our 2013 financials moving forward.

Let’s now move next to how we have restructured our balance sheet. Medical Alarm Concepts was initially put together with financing that entailed a great deal of convertible debt. Frankly speaking, this financing methodology was never really designed to assist the company in growing its product or revenues. We have now dismantled that financing and we have accumulated all the debt under a single hedge fund entity. This fund has a very strong interest in our long-term success and has provided us with a very strong credit line that has enabled us to fund the marketing programs that have enabled our recent rise to positive cash flow status. We have been able to pay off virtually all of our past-due trade payables, we have renegotiated the terms of our patent license, we have been able to cancel all of the warrants associated with the original 2009 convertible debt and tens of millions of additional warrants.

Today, over 90% of all of the warrants to purchase common stock have been canceled. We are happy to say that in the most recently published balance sheet our short-term assets significantly exceeded our short-term liabilities. This is one of the critical financial ratios that demonstrate the strength of a company's operation.

We are currently working on a long-term asset based financing credit line that will enable us to acquire the inventory that our customers are demanding. At present, the biggest factor limiting our growth is certainly not demand for our products as there are many vendors that are calling asking to sell our products. The biggest limiting factor is simply our ability to acquire enough inventory to meet our growing demand. This is clearly an excellent position that virtually any small company would love to be in - but nevertheless it still creates problems as we scramble to build enough inventory to meet the ever-increasing demand for product. We think this is something I will be manageable moving forward and we have built into our revenue plan for 2013.

Let’s next talk about the number of shares the company has issued. There are currently approximately 730,000,000 outstanding shares outstanding and approximately 800,000,000 authorized. One cannot discuss the number of shares in a vacuum. The number of shares is not the important consideration for investors. The important consideration is the total value of the shares. We are currently a cash flow positive company, selling a unique product into the growing eldercare business sector. Our products are protected by strong patents and we offer the only monitored invoice prompted two-way pendant on the marketplace today. We have significantly cleaned up our balance sheet, renegotiated our long-term debt and meaningfully improved our working capital.

As I indicated a little while ago, I wanted to give you a little bit of flavor relative to our expected revenues and growth rate for calendar 2013. We continue to experience strong growth at the retail level and our Internet orders are strong, but as I indicated we don't think were taking full advantage of this channel. We have a couple of new things going relative to large call centers, which should drive additional growth and our international prospects look really good for this year. Based on these parameters we are expecting revenue of approximately $2.5 million this calendar year. This, however, is based just on the programs that are currently in place. Some of the additional “elephants” we are hunting would add significantly to this number - as would China and the other international opportunities, which are not factored into this forecast. So, we fill comfortable at the $2.5 million revenue level for calendar 2013, but as I indicated it could be higher. An additional wild card, is the very large insurance carrier contract we are currently bidding, I have not factored this contract into the equation, but should it occur, the $2.5 million revenue estimate would be significantly low.

We are expecting to be profitable on operating cash flow basis beginning this quarter - that being the March 2013 quarter, which is our fiscal Q3.

Not only will we be profitable on a cash flow operating bases during the March quarter, we believe this profitability if sustainable. Let me please explain why:

First of all, most of our gross margins are derived from customer monitoring contracts. This is a recurring monthly revenue with robust gross margins. What I like about this business is that we do not have to start each quarter at selling zero widgets. This is clearly one of the very attractive aspects of the medical alarm business. Wall Street and investors typically place much higher stock valuations on companies that produce recurring monthly revenues at high gross margins. This is the model we are pursuing. Because our cash flow profitability is based on these high-quality recurring revenues, we believe our profitability is sustainable moving forward.

This is a great business to be in - everyday we put product in boxes - activate customer accounts - and grow our MRR, which is monthly recurring revenue. On top of this monthly recurring revenue we will add in periodic sales to distributors and to international operators and as is recently occurring, additional sales derived through the new call center operations.

For these reasons we believe our profitability is sustainable moving forward. It is something we are very proud of as most small public companies never have any prospects of becoming profitable. But, this is something we have already achieved. We have achieved this based on sales of the unique patented product that is being marketed into one of the fastest growing areas of the American consumer market - that being the market for the care of the elderly and disabled.

In closing, I would like to thank everyone for taking time to dial in today. We are especially proud of the way we have turned our organization around in order to reach cash flow profitability. Our retail partnerships are strong, our international prospects are very bright, and we are currently bidding on many new projects. We are especially excited about the two additional retail promotions we our planning beginning during the month of February as we believe these will generate very strong sales that will additionally yield long-term increases in our monthly recurring revenues.

We have been able to substantially improve our balance sheet and meaningfully improve our working capital balances. We are especially excited that our current assets exceed our current liabilities, as we believe this will help us acquire the high quality financing to allow us to continue to accelerate our growth. The management of this growth is our biggest challenge as we move into 2013, but it is something that we are closely monitoring and we do not believe it will impede our progress.

We are currently operating in the black and expect profitability to be sustainable, based on high quality/high-margin recurring monthly revenues, throughout calendar 2013.

We have come a long way at MDHI and we are happy that all of you have been part of this dramatic turn around. In our opinion, there is must more success to be realized as our opportunities continue to grow. Thank you for your interest.

About MDHI

Medical Alarm Concepts Holdings, Inc. (MAC) develops and manufactures innovative products and practical solutions within the framework of a vast growing marketplace. MediPendant's® patented two-way voice technology enables the user to speak and listen directly through the pendant no matter where the user may be in and around their home. MediPendant® service also includes advanced features such as three-way calling that enables the operator to link loved ones directly into the emergency call in real time.  Text message alerts are also standard, and are used to inform loved ones that the user has contacted an operator or has requested assistance. A standard PERS system does not enable the user to speak and listen through the pendant, thus limiting them to a small area in their home. There is always the risk that the user will not be heard by the call center operator if they are not within a short range of the base station.

Safe Harbor Statement

Statements made here that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Contact: Medical Alarm Concepts Holding, Inc. 877-639-2929 Ext. 113

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2013	Medical Alarm Concepts Holdings, Inc.
	By	/s/ Ronnie Adams
Name: Ronnie Adams Title: Chief Executive Officer